EXHIBIT 10.13

DATED 31 March 2003

THE TV EXTENSION PLATFORM TECHNOLOGY PARTNERSHIP LLP

- and -

TVG TV EXTENSION LIMITED

AGENCY EXPLOITATION AGREEMENT

 for the commercial exploitation

 of the TV Extension Platform Technology

THIS AGENCY AGREEMENT is made the 31st day of March 2003

B E T W E E N :

(1)

Paul T. Carter (“PTC”), Administrator of the TV Extension Platform Technology Partnership LLP (“The Partnership”) (a limited liability partnership registered in England and Wales with registered number OC303547) whose registered office is situated at 1 Berkeley Street, London W1J 8DJ, as authorized signatory for and on behalf of the partnership; and

(2)

TVG TV Extension Limited (a limited company registered in England and Wales with company number 04540795) whose registered office is situate at 6-7 Princess Court, Wapping Lane, London E1W 2DA ("the agent").

WHEREAS

(A)

PTC is Administrator of the Partnership (as that term is defined below) and PTC wishes the Agent to carry out the Duties (as that term is defined below) on the terms and subject to the conditions set out in this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

In this Agreement the following words and expressions will have the following meanings:

“Accounts”	The audited accounts of the Partnership in respect of each Period;

“Acquisition Agreement”	means the agreement in the form attached as schedule 3;

“Business Day”	any day other than a Saturday or Sunday or statutory Bank Holiday;

“Duties”	duties of the Agent in relation to the commercial exploitation of the Products as set out in the Schedule 1 to this Agreement;

“Exploitation Forecast”	the forecasts of income and expenditure for the exploitation set out in Schedule 2 to this Agreement;

“Minimum”	eighty (80) per cent of the LIBOR rate in existence at the date of the transfer of the Products pursuant to the Acquisition Agreement;

“Partnership Agreement”	The limited Liability Partnership Deed made between PTC and others and dated 11/12/2002;

“Partnership”	The TV Extension Platform Technology Partnership LLP constituted by the Partnership Agreement;

“Payment”	A sum equivalent to 20% (Twenty per cent) of the Net Profit of the Partnership over the Minimum in respect of each Period by reference to the Accounts;

“Period”	Each accounting period of the Partnership, the first of which will be the period ending 5 April 2003 and thereafter each successive period of twelve (12) calendar months.

“Products”	The intellectual property rights to the technology and software for the TV Extension Platform Technology Partnership LLP listed in Schedule 1 of the Acquisition Agreement.

“Turnover”	the gross income (exclusive of VAT) from the Exploitation of the Products.

2.	DUTIES OF THE AGENT

The agent will commercially exploit the Products and will:

(i)	carry out its Duties and use its best endeavours to achieve an exploitation result in accordance with the Exploitation Forecast.

(ii)	accept and carry out work and services related to the exploitation in accordance with instructions and direction given by PTC.

(iii)	participate in at least one monthly management meeting with PTC and report the exploitation results for the month in a format directed by PTC

(iv)	participate as may from time to time be required in any other meeting with any member of the Partnership.

(v)	accept the directors and requests from PTC and carry out work resulting from the directions and requests in a proper manner.

3.	PAYMENT TO THE AGENT

3.1	In consideration of the Agent carrying out the Duties and giving the warranty in clause 4, PTC (on behalf of the Partnership) agrees that the Agent shall be entitled to the Payment.

3.2	The Payment shall be made to the Agent within fourteen (14) Business Days of the finalisation of the Accounts of the Partnership in respect of each Period.

3.3	A Certificate in writing signed by PTC stating the total amount due by PTC to the Agent shall in the absence of manifest error be conclusive evidence thereof.

4.	WARRANTY

(i)	The Agent hereby confirms that the Exploitation Forecast is reasonable and expresses the Agent’s current expectations of Turnover and Costs as a result of the Exploitation of the Products.

(ii)	The Agent warrants to PTC that the Turnover of the Partnership in any Period as a result of the Agent carrying out the Duties shall not be less than the Minimum.

5.	INDEMNITY

The Agent agrees to indemnify and keep indemnified PTC (as trustee for the Partnership) from and against any and all losses, costs, damages, claims, demands, expenses and liabilities incurred or suffered (together with legal fees and costs incurred thereon) by PTC as a result of any breach by the Agent or its agents, employees, licensees or customers pursuant to the terms of this Agreement provided that such liability has not been incurred by the Agent through any default by PTC.

6.	ASSIGNMENT

Each party shall be entitled to assign or otherwise transfer all or any of its rights or obligations under this Agreement only with the written consent of the other party.

7.	TERMINATION

(i)

This Agreement shall terminate in the event of either of the parties giving to the other not less than thirty (30) Business Days notice in writing at any time after the third anniversary of this Agreement.

(ii)

In the event of termination for whatever reason the Agent shall forthwith pass to PTC all documents, samples and publicity promotional and advertising material in its possession that it is in any way involved with PTC or the Partnership.

(iii)	Termination for whatever reason shall not affect the right of the Agent to receive monies referred to in clause 3 where such monies have been earned prior to the date of termination.

(iv)	The Agent agrees that it shall not be entitled to any compensation in the event of this Agreement being terminated for whatever reason.

8.	ENTIRE AGREEMENT

The parties acknowledge that this Agreement constitutes the whole agreement between the parties and shall supersede any prior agreements between the parties whether written or oral and that any such prior agreements are cancelled as at the date hereof.

9.	NO PARTNERSHIP

The parties confirm that they are not partners or joint venturers.

10.	LAW

The parties agree that this Agreement shall be governed by English law and each party hereby agrees to submit to the non-exclusive jurisdiction of the Courts of England.

11.	WAIVER

Failure by either party to enforce at any time or for any period any one or any more of the terms and conditions of this Agreement shall not be a waiver of it or them or of the right at any time subsequently to enforce all terms and conditions of this Agreement.

12.	FORCE MAJEURE

Each party will be released from its respective obligations in the event of national emergency, war, prohibitive government regulations or if any other cause beyond the reasonable control of the parties renders the performance of this Agreement impossible provided that this clause shall have effect only at the discretion of PTC except where such event renders performance impossible for a continuous period of twelve calendar months.

13.	SEVERANCE

In the event that any provision of this Agreement is declared by any judicial or other competent authority to be voidable, illegal or otherwise unenforceable the parties shall amend that provision in such reasonable manner as achieves the intention of the parties without illegality or at the discretion of PTC it may be severed from the Agreement.

14.	NOTICES

14.1

Any notice shall be in writing and signed by or on behalf of the person giving it. Except in the case of personal service, any notice shall be sent or delivered to the party to be served at the registered office of the party in question. Any alteration of address shall, to have effect, be notified to the other party in accordance with this clause.

14.2	Service of a notice must be effected by one of the following methods:

	14.2.1	personally and shall be treated as served at the time of such notice;

14.2.2

by prepaid first class post (or by air mail from one country to another) and shall be treated as served on the second (or if by air mail the fourth) Business Day after the date of posting. In providing this it shall be sufficient to prove that the envelope containing the notice was correctly addressed postage paid and posted;

or

	14.2.3	by delivery of the notice through the letterbox of the party to be served and shall be treated as served on the first Business Day after the date of such delivery.

IN WITNESS whereof the parties have executed this instrument as a deed and have delivered it upon dating it.

SCHEDULE 1

The Agent’s Duties

The Agent will be responsible to the Partnership for the commercial exploitation of the Products. PTC, as Administrator, will manage the Agent to ensure that it is maximising the commerciality of the Products, and is using its best endeavours to ensure that the Exploitation Forecast is achieved. The Partnership’s trade is the commercial exploitation of the Products and the Agent is acting as appointed agent to carry on this trade. The agent will commercially exploit the Products and its duties will include, but are not restricted to, the following:

(i)	carrying out its Duties and using its best endeavours to achieve an exploitation result in accordance with the Exploitation Forecast;

(ii)	accepting and carrying out work and services related to the exploitation in accordance with instructions and directions given by PTC;

(iii)	participating in at least one monthly management meeting with PTC and reporting the exploitation results for the month in a format directed by PTC;

(iv)	participating as may from time to time be required in any other meeting with any member of the Partnership;

(v)	accepting the directions and requests from PTC and carrying out work resulting from the directions and requests in a proper manner;

(vi)

providing to PTC, for circulation to the members of the Partnership, quarterly reviews of the public reactions to the Products and a financial comparison between actual performance and results against those in the Exploitation Forecast;

(vii)	discussing with PTC possible changes to the financial assumptions in sufficient time before the end of the financial year to enable budgets to be prepared for the following year;

(viii)	being prepared to meet with the members of the Partnership at least once a year to update them on the progress of the exploitation of the Products;

(ix)	undertaking any other duties or activities relating to the Rights which may reasonably be requested by PTC.

SCHEDULE 2

Exploitation Forecast

SCHEDULE 3

The Acquisition Agreement

EXECUTED and DELIVERED as a Deed for and on	)
behalf of	)
TV Extension Platform Technology Partnership LLP	)
Represented by authorised signatory	)

Paul T. Carter	)

Administrator	)	/s/ Paul Carter
Administrator

EXECUTED and DELIVERED as a Deed for and on	)
behalf of	)
TVG TV Extension Ltd	)
represented authorised signatories	)	/s/ Peter Nellemann
Peter Nellemann	)	Director
Director and by	)
)
Lars Knudsen	)	/s/ Lars Knudsen
Director		Director